UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 5, 1996

                      MEDICAL INDUSTRIES OF AMERICA, INC.
             (Exact name of registrant as specified in its Charter)

          Florida                     0-20356                  65-0158479
(State or other jurisdiction    (Commission file no.)    (IR Employer Id Number)
     of incorporation)

         1903 S. Congress Ave, Suite 400, Boynton Beach, Florida 33426
          (Address of principal executive offices, including zip code)

        Registrant's telephone number, including area code 561-737-2227
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ITEM 9. SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S

        On November 20, 1996, Medical Industries of America, Inc. (the "Company") closed an exchange offering of units each consisting of one $15 Series D Convertible Preferred Shares (the "Series D Shares") and 1.5 warrants to purchase common stock (the "Warrants"). The Units were offered, through Baytree Associates, Inc. acting as placement agent, solely to holders of the Company's $10 convertible Series C Preferred Stock and the consideration received by the Company was one Series C Preferred Share and $5.00 for each Unit purchased. At the conclusion of the rights offering, 220,496 Series D shares and 330,774 Warrants were issued to investors. Each Series D Share is convertible into shares of the Company's common stock at the lesser of (1) 75% of the closing bid price, of the Common Stock on the date of the closing of the subscription (but not lower than $3.00 in the event of a stock split), or (2) 56% of the average Closing Bid Price for the five (5) trading days immediately preceding the Date of Conversion. The Warrants entitle the holders to acquire additional shares of common stock for $3.00 per share for a period of six months following the closing and for $4.00 per share thereafter until they expire 18 months after closing.

        The offering was made only to "non-U.S. Persons" as defined in Regulation S and the aggregate commission, expenses and legal fees related to the offering totaled $194,677.